Exhibit 10.18

August 14, 2008

Mr. Steve McArthur

c/o Classmates Online, Inc.

2001 Lind Avenue SW, Suite 500
Renton, WA 98055

Dear Steve,

This letter, effective as of August 14, 2008 (the “Effective Date”) amends and restates the terms and conditions of your employment with Classmates Online, Inc. (the “Company”), as previously set forth in a letter agreement between you and the Company dated August 13, 2007 (the “Initial Agreement”).

1.                                       Position.  You will serve as President of the Company and shall have such duties and responsibilities consistent with your position or such other duties and responsibilities as may from time to time be determined by the board of directors of the Company or any committee thereof, or such board of directors or committee of any affiliated entity to which the authority of the board of directors of the Company has been delegated or assigned (the “Board of Directors”) or the Chief Executive Officer of Classmates Media Corporation, a Delaware corporation (“CMC”) to the extent such authority has been delegated or assigned to such Chief Executive Officer.  You will report to me as the Chief Executive Officer of CMC, or to such other senior executive officer as may be designated by the Board of Directors or the Chief Executive Officer of CMC.  You agree to devote your full-time attention, skill and efforts to the performance of your duties for the Company.

2.                                       Salary and Benefits.  You will be paid a salary at the annual rate of $515,000, payable in semi-monthly installments in accordance with the Company’s standard payroll practices, subject to any increases as determined by the Board of Directors from time to time.  You will be eligible to participate in the employee benefits plans, including a 401(k) plan, that are provided to similarly situated executives of the Company or that have been made available to you by the Board of Directors or any affiliate of the Company. You will be entitled to a minimum of 4 weeks of paid vacation each year, or such greater amount as determined in accordance with the standard vacation policy applicable to similarly situated executives of the Company.

3.                                       Bonus.  You will also be eligible to receive an annual bonus of up to 100% of your annual base salary for each fiscal year in the form of cash or, in the form of common stock of United Online, Inc. (“United Online”) or, following a CMC IPO (as defined below), CMC common stock, as determined by the Company in its sole discretion (the “Annual Bonus”), less withholding required by law, based on performance criteria established by the Board of Directors.  Your Annual Bonus will be increased to include any increases in your annual bonus as approved by the Board of Directors.  Except as otherwise determined by the Board of Directors or set forth herein, your bonus awards will be paid only if you are employed by and in good standing with the Company at the time of bonus payments.   Your bonus awards shall be

paid in no event later than the 15th day of the third month following the end of the taxable year (of the Company or you, whichever is later) in which such bonus award is earned.

4.                                       Restricted Stock Units.  Under the Initial Agreement it was anticipated that if an initial public offering of securities of CMC (the “CMC IPO”), occurred prior to April 30, 2008 that you would be issued $5,500,000 of restricted units of CMC (“CMC Restricted Stock Units”) based on the initial price at which shares of CMC common stock are offered to the public in the CMC IPO (the “CMC IPO Price”).  If the CMC IPO did not occur on or prior to April 30, 2008 you would be issued $5,500,000 of restricted stock units of United Online (“UOL Restricted Stock Units”) based on the average closing price of United Online common stock during the month of December 2007, which average closing price was $12.11.  Under the Initial Agreement, the CMC Restricted Stock Units or the UOL Restricted Stock Units, as applicable, were to vest according to the following schedule subject to your continued employment with the Company:  twenty percent (20%) of the Restricted Stock Units on each of August 15, 2008, August 15, 2009 and August 15, 2010, respectively,  and the remaining forty percent (40%) on August 15, 2011.  Since the CMC IPO did not occur prior to April 30, 2008, you are entitled to receive 454,170 UOL Restricted Stock Units.  However, it remains the objective of United Online to complete the CMC IPO and to provide you with equity in CMC without changing your vesting schedule.  As such, you and the Company agree as follows:

(a)                                  Effective as of August 15, 2008, August 15, 2009, August 15, 2010 and August 15, 2011, respectively, subject to your continued employment with the Company through each applicable date, you shall be granted UOL Restricted Stock Units covering, respectively, 90,834, 90,834, 90,834 and 181,668 shares of common stock of United Online, which units will vest immediately upon the effective date of each such grant.  In addition, on each of such date you shall receive a cash bonus in an amount equal to the aggregate dividends that you would have been entitled to receive with respect to the UOL Restricted Stock Units vesting on each such date had such UOL Restricted Stock Units been issued as of April 30, 2008.  Except as otherwise set forth herein, in all other respects, the UOL Restricted Stock Units will be subject to the terms and conditions set forth in the applicable stock plan and the restricted stock unit agreement.

(b)                                 CMC IPO.   In the event the CMC IPO becomes effective prior to any of the dates set forth in the preceding paragraph, then following the effective date of the CMC IPO no further UOL Restricted Stock Units will be issued and no further cash bonuses based on dividends will be paid.  In lieu thereof, on the effective date of the CMC IPO you will be issued that number of CMC Restricted Stock Units as is determined by dividing A by B where A is the product of $12.11 multiplied by the number of United Online Restricted Stock Units that have not yet been granted and B is the CMC IPO Price.  For example, if the CMC IPO occurs on May 1, 2010, you would have been granted on each of August 15, 2008 and August 15, 2009, 90,834 UOL Restricted Stock Units and you would have received on August 15, 2008 a cash payment equal to the dividends you would have received on 90,834 UOL Restricted Stock Units from April 30, 2008 and on August 15, 2009 a cash payment equal to the dividends you would have received on an additional 90,834 UOL Restricted Stock Units from April 30, 2008.   If the CMC IPO Price were $15.00, you would be granted 220,000 CMC Restricted Stock Units (272,502, the number of unissued UOL Restricted Stock Units that have not yet been granted, multiplied by $12.11 and divided by $15.00) on the CMC IPO effective date.   The CMC Restricted Stock Units will vest on the same timetable as the UOL Restricted Stock Units (e.g., in the example 73,333 CMC

Restricted Stock Units would vest on August 15, 2010 and 146,667 CMC Restricted Stock Units would vest on August 15, 2011 subject to your continued employment with the Company through such dates.

(c)                                  Except as otherwise set forth herein, in all other respects, the CMC Restricted Stock Units will be subject to the terms and conditions set forth in the applicable stock plan and the restricted stock unit agreement.

(d)                                 Change in Control of Classmates Media Corporation; No CMC IPO; Termination of Employment.

(i)                                     In the event a Change in Control of CMC (as defined in Paragraph B of Appendix A attached hereto) occurs prior to August 15, 2011, and a CMC IPO has not occurred by such date, immediately prior to the closing of such Change in Control, you shall be granted that number of UOL Restricted Stock Units equal to that portion of the 454,170 UOL Restricted Stock Units to be granted hereunder which have not been granted as of such date, which units shall become vested immediately, and you shall be provided with a cash bonus equal to the amount of cash dividends you would have received on such UOL Restricted Stock Units had they been issued on April 30, 2008; provided that, if agreed to by United Online, in lieu of the UOL Restricted Stock Units (but not in lieu of the cash bonus which shall be paid) the acquiring entity may substitute an amount of cash, securities of the acquiring entity, or a combination thereof, having an aggregate value that is equal to the value of such UOL Restricted Stock Units as of the date of closing of such transaction (the “Substitute Award”).  The value of the UOL Restricted Stock Units shall be determined by multiplying the number of UOL Restricted Stock Units to be granted by the average closing price of UOL common stock during the ten (10) trading day period ending the day preceding the closing of such transaction.

(ii)                                  The Substitute Award, whether cash, securities or otherwise, will be subject to the same vesting schedule and treatment upon termination of employment as applicable to the UOL Restricted Stock Units, which are set forth in this Section 4.

(iii)                               Upon the termination of your employment by the Company “without cause” or by you for “good reason” (each such term as defined below) prior to August 15, 2011 and in connection with or within twenty -four (24) months after such Change in Control, the vesting of your Substitute Award will be fully accelerated.

(iv)                              Upon the termination of your employment by the Company “without cause” or by you for “good reason” prior to August 15, 2011, and prior to and not in connection with, or more than twenty -four (24) months after, such Change in Control, or as a result of your death or Disability (as defined below), the vesting of your Substitute Award will be accelerated by the additional number of shares or other benefit in which you would have been vested at the time of such termination if you had completed an additional twelve (12) months of service, calculated as if such shares or benefits vest on a monthly basis.

(e)                                  Change in Control of United Online; No CMC IPO; Termination of Employment.

(i)                                     In the event a Change in Control of United Online (as defined in Appendix A attached hereto) occurs prior to August 15, 2011, and a CMC IPO has not occurred by such date, immediately prior to the Change of Control you will be granted that number of UOL Restricted Stock Units equal to that portion of the 454,170 UOL Restricted Stock Units to be granted hereunder that have not been granted as of such date and you shall be provided with a cash bonus equal to the amount of cash dividends you would have received on such UOL Restricted Stock Units had they been issued on April 30, 2008.  Thereafter, no CMC Restricted Stock Units shall be issued.  The UOL Restricted Stock Units shall vest in accordance with the original vesting schedule.

(ii)                                  Upon the termination of your employment by the Company “without cause” or by you for “good reason” (each such term as defined below) prior to August 15, 2011, and in connection with or within twenty-four (24) months after, such Change in Control, you shall fully vest in all your UOL Restricted Stock Units.

(iii)                               Upon the termination of your employment by the Company “without cause” or by you for “good reason” prior to August 15, 2011, and prior to and not in connection with, or more than twenty-four (24) months after such Change in Control, or as a result of your death or Disability (as defined below), the vesting of your outstanding UOL Restricted Stock Units will be accelerated by the additional number of shares in which you would have been vested at the time of such termination if you had completed an additional twelve (12) months of service, calculated as if such units vest on a monthly basis.

(f)                                    Change in Control of Classmates Media Corporation ; CMC IPO; Termination of Employment.  In the event a Change in Control of  Classmates Media Corporation  occurs prior to August 15, 2011, and a CMC IPO has occurred by such date,

(i)                                     Upon the termination of your employment by the Company “without cause” or by you for “good reason” (each such term as defined below) prior to August 15, 2011, and in connection with or within twenty-four (24) months after such Change in Control,  the vesting of your outstanding CMC Restricted Stock Units shall be fully accelerated.

(ii)                                  Upon the termination of your employment by the Company “without cause” or by you for “good reason” prior to August 15, 2011, and prior to and not in connection with, or more than twenty-four (24) months after such Change in Control, or as a result of your death or Disability (as defined below), the vesting of your outstanding CMC Restricted Stock Units will be accelerated by the additional number of shares in which you would have been vested at the time of such termination if you had completed an additional twelve (12) months of service, calculated as if such units vest on a monthly basis.

(g)                                 Termination without cause not in connection with or following a Change of Control.  To the extent not covered by (e) or (f) above, upon the termination of your employment by the Company “without cause” or by you for “good reason” prior to August 15, 2011, and prior to and not in connection with, or more than twenty-four (24) months after such Change in Control, or as a result of your death or Disability (as defined below), you will be granted the fully vested UOL Restricted Stock Units that you would have  been granted hereunder had you completed an additional twelve (12) months of service, calculated as if such units were awarded on a monthly basis.  In addition, you shall receive a cash bonus equal to the cash dividends you would have received had such UOL Restricted Stock Units been granted on April 30, 2008.

(h)                                 For purposes of this letter, “Disability” means your inability to engage in any substantial gainful activity necessary to perform your duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

(i)                                     Should any change be made to the common stock of United Online, by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock of United Online as a class, without the Company’s receipt of consideration, appropriate adjustments shall be made to the total number and/or class of securities issuable pursuant to the awards to be granted pursuant to this letter in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

5.                                       Policies; Procedures; Proprietary Information and Inventions Agreement.  As an employee of the Company, you will be expected to abide by all of the policies and procedures applicable to similarly situated executives of the Company, including, without limitation the terms of: the Proprietary Information and Inventions Agreement between you and United Online (or any successor thereto or affiliate thereof), a copy of which you previously executed and is incorporated herein by reference; the Insider Trading Policy; the Code of Ethics; and the Employee Handbook.

6.                                       At Will Employment.  Notwithstanding anything to the contrary contained herein, your employment with the Company will be “at will” and will not be for any specified term, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by the terms set forth in this paragraph.  This is the full and complete agreement between you and the Company on this subject.  Although your job duties, title, compensation and benefits, as well as the personnel policies and procedures applicable to you, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company and approved by the Board of Directors.

7.                                      Termination of Employment

(a)                                  Termination by You.  If you terminate your employment with the Company for any reason other than for “good reason” as defined below, all obligations of the Company as set forth in this letter will cease, other than the obligation to pay you any accrued base salary for services rendered through the date of termination, to pay you for any accrued but unused vacation days as of the date of termination, and to fulfill its obligations in accordance with the terms of the applicable stock plan or restricted stock unit agreement.  If you terminate your employment with the Company for “good reason,” as defined below, in addition to the foregoing, the Company will pay you the Separation Payment (as defined below) subject to the conditions set forth in Section 7(b) below.  However, and notwithstanding the termination of your employment by you, you will continue to be obligated to comply with the terms of the Proprietary Information and Inventions Agreement and the restrictive covenants set forth in Section 9 below.

(b)                                 Termination by the Company.  If your employment is terminated by the Company “without cause” as defined below, and subject to your execution (without revocation) of a Release (as defined in Paragraph 4), the Company will pay you a separation payment (the “Separation Payment”) equal to the sum of (i) twenty four (24) months of your then current annual base salary, (ii) your Annual Bonus and (iii) your Annual Bonus, prorated through your termination date.  For purposes of Section 7(b)(ii) and Section 7(b)(iii) above, “Annual Bonus” shall mean the lesser of 100% of your then current annual base salary or the Annual Bonus paid to you for the preceding fiscal year.  Payment of this Separation Payment will be contingent on your signing (without revocation) the Release.  This Separation Payment will be payable monthly on a pro rata basis over twenty four (24) months after such termination with the first such payment commencing upon the expiration of all applicable review and revocation periods applicable to the Release as statutorily required by law.  Upon termination of your employment by the Company “without cause,” other than the obligations set forth in the first sentence of Section 7(a) above and the acceleration of vesting provided in Section 4 above, the Company will have no further obligation to you except pursuant to this paragraph.

If your employment is terminated by the Company “with cause” as defined below, the Company will have no further obligation to you under the terms of this letter, other than the obligations set forth in the first sentence of Section 7(a) above.  However, and notwithstanding the termination of your employment by the Company “with cause” or “without cause,” or by you for “good reason,” you will continue to be obligated to comply with the terms of the Proprietary Information and Inventions Agreement and the restrictive covenants set forth in Section 9 below.

If any payment or benefit received or to be received by you (including any payment or benefit received pursuant to the  this letter or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the  Internal Revenue Code of 1986, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then, the cash payments provided to you under this Agreement shall first be reduced (and thereafter, if necessary, the acceleration of  vesting provided to you under this Agreement shall be reduced) to the extent necessary to make such payments and benefits not subject to such Excise Tax, but only if such reduction results in a higher after-tax payment to you after taking into account the Excise Tax and any additional taxes  you would pay if such payments and benefits were not reduced.

(c)                                  Definitions.

For purposes of this letter, “good reason” means:

(i)                                     a material reduction in your base salary without your prior written consent;

(ii)                                  a material reduction in your authority, duties or responsibilities in a manner inconsistent with the terms of this agreement, without your prior written consent; or

(iii)                               any material un-waived breach by the Company of the terms of this letter;

(iv)                              provided however, that with respect to any of (i) – (iii) above, you shall provide written notice to the Company of the existence of the good reason condition within ninety (90) days of its initial existence and the Company shall have 30 days to cure such condition, and your termination of employment must occur within 180 days following the initial existence of any of (i) – (iii) above.

For purposes of this letter, “with cause” means your commission of any one or more of the following acts:

(i)   willfully damaging of the property, business, business relationships, reputation or goodwill of the Company or its parent or any subsidiary thereof;

(ii)                                  commission of a felony or a misdemeanor involving moral turpitude;

(iii)                               theft, dishonesty, fraud or embezzlement;

(iv)                              willfully violating any rules or regulations of any governmental or regulatory body that is or is reasonably expected to be injurious to the Company or its parent or any subsidiary thereof;

(v)                                 the use of alcohol, narcotics or other controlled substances to the extent that it prevents you from efficiently performing services for the Company or its parent or any subsidiary thereof;

(vi)                              willfully injuring any other employee of the Company or its parent or any subsidiary thereof;

(vii)                           willfully injuring any person in the course of performance of services for the Company or its parent or any subsidiary thereof;

(viii)                        disclosing to a competitor or other unauthorized persons confidential or proprietary information or secrets of the Company or its parent or any subsidiary thereof;

(ix)                                solicitation of business on behalf of a competitor or a potential competitor of the Company or its parent or any subsidiary thereof;

(x)                                   harassment of any other employee of the Company or its parent or any subsidiary thereof or the commission of any act which otherwise creates an offensive work environment for other employees of the Company or its parent or any subsidiary thereof;

(xi)                                failure for any reason within five (5) days after receipt by you of written notice thereof from the Company, to correct, cease or otherwise alter any insubordination, failure to comply with instructions, inattention to or neglect of the duties to be performed by you or other act or omission to act that in the opinion of the Company does or may adversely affect the business or operations of the Company or its parent or any subsidiary thereof;

(xii)                             breach of any material term of this letter; or

(xiii)                          any other act or omission that is determined to constitute “cause” in the good faith discretion of the Board of Directors.

For purposes of this letter, “without cause” means any reason not within the scope of the definition of the term “with cause.”

(d)                                 Code Section 409A Deferral Period.  Notwithstanding any provision to the contrary in this letter, no payment or distribution under this letter which constitutes an item of deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and becomes payable by reason of your termination of employment with the Company will be made to you unless your termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code).  For purposes of this letter, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code.  If you are a “specified employee” as defined in Section 409A of the Code and, as a result of that status, any portion of the payments under this letter would otherwise be subject to taxation pursuant to Section 409A of the Code, you shall not be entitled to any payments upon a termination of your employment until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code) or (ii) the date of your death.  Upon the expiration of the applicable Section 409A deferral period, all payments and benefits deferred pursuant to this Section 7(d) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments due under this letter will be paid in accordance with the normal payment dates specified for them herein.

8.                                      Withholding Taxes.  All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes including without limitation, the dividends paid on your UOL Restricted Stock Units, provided that the following provisions shall apply to the vesting of your Restricted Stock Units.

(a)                                  As soon as administratively practicable following each date one or more units vest in accordance with the provisions of this letter, the Company shall issue to or on behalf of you a certificate (which may be in electronic form) for the shares of common stock which vest on that date under the award and shall concurrently distribute to you any phantom dividend equivalents with respect to those shares, if any, subject in each instance to the Company’s collection of the applicable withholding taxes.  The Company shall collect the withholding taxes with respect to the distributed phantom dividend equivalents by withholding a portion of that distribution equal to the amount of the applicable withholding taxes, with the cash portion of the distribution to be the first portion so withheld.  Until such time as the Company provides you with notice to the contrary, the Company shall collect the withholding taxes with respect to the vested units through an automatic withholding procedure pursuant to which the Company will withhold, immediately as the units vest under the award, a portion of those vested units with a fair market value (measured as of the vesting date) equal to the amount of such withholding taxes  (the “Withholding Method”); provided, however, that the amount of any units so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income.  You shall be notified in writing in the event such Withholding Method is no longer available.

(b)                                 Should any units vest under this letter at time the Withholding Method is not available, then the withholding taxes shall be collected from you through either of the following alternatives:

(i)                                     your delivery of your separate check payable to the Company in the amount of such withholding taxes, or

(ii)                                  the use of the proceeds from a next-day sale of the shares issued to you, provided and only if (i) such a sale is permissible under the Company’s trading policies governing the sale of common stock, (ii) you make an irrevocable commitment, on or before the vesting date for those shares, to effect such sale of the shares and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002.

(c)                                  Except as otherwise provided in this letter, the settlement of all UOL Restricted Stock Units and CMC Restricted Stock Units which vest pursuant to this letter shall be made solely in shares of common stock.  In no event, however, shall any fractional shares be issued.  Accordingly, the total number of shares of common stock to be issued at the time the award vests shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

9.                                       Restrictive Covenants.  Until twelve (12) months after termination of your employment with the Company for any reason, so long as you are receiving the Separation Payment, you will not, at any place in any county, city or other political subdivision of the United States in which the Company (or its parent or any subsidiary thereof) is engaged in business or providing its services:

(a)                                  directly or indirectly design, develop, manufacture, market or sell any product or service which is in competition with the products or services of the Company (or its parent or any subsidiary thereof); or

(b)                                 directly or indirectly own any interest in, control, be employed by or associated with or render advisory, consulting or other services (including but not limited to services in research) to any person or entity, or subsidiary, subdivision, division or joint venture of such entity in connection with the design, development, manufacture, marketing or sale of a product or service which is in competition with the products or services of the Company (or its parent or any subsidiary thereof); provided, however, that nothing in this letter will prohibit you from owning less than one percent (1%) of the equity interests of any publicly held entity.

10.                                 Entire Agreement.  This letter (including any appendices thereto), together with the Proprietary Information and Inventions Agreement, any handbooks and policies applicable to similarly situated executives of the Company in effect from time to time and the applicable stock option plan and restricted stock unit agreement, contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.  If any provision of this letter is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed in a manner so as to maximize its enforceability while giving the greatest effect as possible to the parties’ intent.  To the extent any provision cannot be construed to be enforceable, such provision will be deemed to be eliminated from this letter and of no force or effect and the remainder of this letter will otherwise remain in full force and effect and be construed as if such portion had not been included in this letter.  This letter is not assignable by you.  This letter may be assigned by the Company to its parent or any subsidiary or any affiliate thereof or to successors in interest to the Company or its lines of business.

11.                                 Amendment and Governing Law.  This letter may not be amended or modified except by an express written agreement signed by you and the Chief Executive Officer of the Company.  The terms of this letter and the resolution of any disputes will be governed by California law, and venue for any disputes will be in Los Angeles, California.

12.                                 Term.  This letter will expire on August 15, 2011, except Sections 6, 9, 10, 11, and 12 will survive such expiration.  Following the expiration of this letter, your employment with the Company will continue to be “at will.”

We look forward to continuing our successful relationship.  You may indicate your agreement with these terms by signing and dating this letter.

If you have any questions, please call the undersigned.

Very truly yours,

CLASSMATES ONLINE, INC.

By:	/s/ Mark R. Goldston
Name: Mark R. Goldston
Title: Chairman & Chief Executive Officer

I have read the foregoing and accept the terms set forth in this letter:

/s/ Steve McArthur

Dated:	14 August, 2008

Appendix A

A Change in Control shall be deemed to have occurred (i) if a Change in Control of United Online, Inc. occurs as described in Paragraph A below or (ii) if a Change in Control of Classmates Media Corporation occurs as described in Paragraph B below.

A.                                    If CMC IPO Does Not Become Effective or CMC IPO Becomes Effective and United Online Owns 33 1/3% or More:

In the event a CMC IPO does not become effective, or a CMC IPO becomes effective and United Online, Inc. owns 33-1/3% or more of the total combined voting power of all of Classmates Media Corporation’s outstanding securities, “Change in Control” shall mean a change in ownership or control effected through any of the following transactions:

“Corporation” shall mean United Online, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of United Online, Inc. which shall by appropriate action adopt the Corporation’s 2001 Stock Incentive Plan, as amended and restated.

“Board” shall mean the Corporation’s Board of Directors.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(i)                                     a merger or consolidation approved by the Corporation’s stockholders, unless securities possessing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and substantially in the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction,

(ii)                                  the sale, transfer or other disposition of all or substantially all of the Corporation’s assets approved by the Corporation’s stockholders,

(iii)                               the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities, or

(iv)                              a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

B.                                    Change in Control of Classmates Media Corporation

“Change in Control” of Classmates Media Corporation shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

“Corporation” shall mean Classmates Media Corporation, a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Classmates Media Corporation which shall by appropriate action adopt the 2007 Incentive Compensation Plan of Classmates Media Corporation.

“Board” shall mean the Corporation’s Board of Directors.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(i)                                     a merger, consolidation or reorganization approved by the Corporation’s stockholders, unless securities representing more than 33-1/3 percent (33.33%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, by the person or persons who beneficially owned 33-1/3 percent (33.33%) or more of the Corporation’s outstanding voting securities immediately prior to such transaction,

(ii)                                  any stockholder-approved transfer or other disposition of all or substantially all of the Corporation’s assets,

(iii)                               the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of (A) securities possessing (or convertible into or exercisable for securities possessing) 33-1/3 percent (33.33%) or more of the total combined voting power of all of the Corporation’s outstanding securities (as measured in terms of the power to vote with respect to the election of Board members) or (B) securities representing 33-1/3 percent (33.33%) or more of the aggregate market value of all of the Corporation’s outstanding capital stock, measured in each instance immediately after the consummation of such transaction or series of related transactions and whether such transaction or transactions involve a direct issuance from the

Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing stockholders; or

(iv)                              a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

In no event, however, shall a Change in Control be deemed to occur as a result of a spin-off distribution by United Online, Inc. of all or any portion of the Corporation’s outstanding securities held by United Online, Inc. to its existing stockholders in proportion to their holdings of United Online, Inc. capital stock.